TRANSACT TECHNOLOGIES REPORTS 2017 SECOND QUARTER RESULTS

Reports 2017 Second Quarter Revenue of $13.6 Million and $0.12 GAAP Diluted EPS

Hamden, CT – August 3, 2017 – TransAct Technologies Incorporated (Nasdaq: TACT) ("TransAct" or the "Company"), a global leader in software-driven technology and printing solutions for high-growth markets, today reported operating results for the second quarter ended June 30, 2017, as summarized below:

Summary of 2017 Q2 Results
 (In millions, except per share and percentage data)

	Three Months Ended June 30,
	2017	2016
Net sales	$13.6	$14.8
Gross profit	$6.4	$6.0
Gross margin	47.3%	40.4%
Operating income	$1.3	$1.1
Net income	$0.9	$0.8
Net income per diluted share	$0.12	$0.10

Non-GAAP(1):
EBITDA	$1.6	$1.4
Adjusted EBITDA	$1.7	$1.6

(1)
A reconciliation of each non-GAAP financial measure to the most comparable Generally Accepted Accounting Principles ("GAAP")  financial measure can be found included with this release.  See "Non-GAAP Financial Measures" below for a discussion of these metrics.

Bart Shuldman, Chairman and Chief Executive Officer of TransAct, commented, "Our increased emphasis on sales of purpose-built technology-enabled solutions led to a solid 2017 second quarter with gross margin expanding 690 basis points year over year to 47.3%, leading to a 15% increase in net income, a 20% rise in diluted EPS and an 11% EBITDA increase, despite a year-over-year decline in revenue.  In addition to the solid financial results, we also made significant progress in the second quarter in further positioning our restaurant solutions business for near- and long-term success, including a near-doubling in sales of our AccuDate terminals over the first quarter of 2017.

"TransAct strategically entered the restaurant solutions marketplace with the AccuDate 9700, allowing the Company to leverage our core technology strengths and solutions to address a large new market opportunity. Since that time we have worked closely with customers of all sizes and varying levels of menu complexity to continuously evolve the capabilities of our product portfolio to ensure that we anticipate and address their needs. As restaurant and food service operators increasingly understand and appreciate the value of our AccuDate solutions to improve back-of-house operations, we have seen a notable preference for our integrated product solutions that help them efficiently and profitably manage their operations. To address this customer preference, we launched our AccuDate XL and recently completed the integration of our terminal with industry-leading software providers CrunchTime and Jolt, resulting in a significant increase in interest for the AccuDate XL. Accordingly, TransAct made the strategic decision to implement a number of major internal sales initiatives that have positioned the Company to benefit from the XL's long-term market opportunity.

"First, we rolled out an ongoing direct marketing campaign to elevate awareness in the AccuDate XL and drive interest in the product, strategically timed to begin ahead of the National Restaurant Association Show in late May. Second, we are making good progress towards building out an internal direct sales team focused on driving demand for this technology-driven solution. These new team members are working nationwide to expose the powerful AccuDate XL and its software ecosystem to restaurant and foodservice operators of all sizes and are actively developing a growing base of sales opportunities. Third, we recently launched a full lineup of TransAct labels designed specifically for our AccuDate terminals which make the Company a convenient, one-stop provider for most AccuDate labeling needs while also providing TransAct with a new, attractive recurring revenue business. Finally, we are adding to this recurring revenue opportunity around the AccuDate XL by offering a full complement of services and technical support to the many customers in our growing pipeline.

"During the second quarter, the increased interest in the AccuDate XL was reflected in the nearly 94% quarterly sequential growth in restaurant solutions net sales, our first AccuDate label and service contract sale through TransAct Services Group, and our growing backlog of trial activity. Following the shift of our go-to-market strategy for the restaurant solutions business to an internal team in the second quarter, we are better positioned today to successfully execute on the long-term sales potential for the AccuDate XL.

"Looking at the rest of our markets, our casino and gaming printers continue to gain share in the improving domestic gaming environment while the outlook for new Epicentral sales over the balance of 2017 is positive.  Our lottery market, in particular our sales of spare parts, is benefiting from the ongoing, industry-driven shift towards longer and/or extended contracts which is keeping our global installed base of lottery printers in the field longer.  This is expected to continue to create a recurring revenue market for TransAct as the more than 500,000 printers we have sold into the lottery market will need to be maintained.

We are also beginning to see increased signs of activity in the domestic oil and gas market as Printrex oil and gas printer sales grew 16% on a year over year basis in the 2017 second quarter and Printrex consumable sales through TransAct Services Group grew 51% over the prior year."

Mr. Shuldman concluded, "TransAct remains well positioned to grow our business over the second half of 2017, particularly as our AccuDate XL continues to gain traction in the marketplace. We are excited by customer response to the CrunchTime and Jolt offerings on the AccuDate XL and believe that our decision to invest in a direct marketing initiative and internal sales force will generate an attractive return going forward. The entire TransAct team is focused on building shareholder value and we look forward to delivering on this promise as the year progresses."

Review of Balance Sheet and Capital Return Initiatives
As of June 30, 2017, TransAct had approximately $4.9 million of cash and cash equivalents and no debt.  During the 2017 second quarter, the Company paid an increased dividend to shareholders of $0.09 per share and did not repurchase any shares of its common stock, resulting in a total return of capital of $663 thousand for the quarter.  TransAct has $1.4 million remaining under its existing $5.0 million share repurchase authorization.

Steve DeMartino, President and Chief Financial Officer of TransAct, added, "TransAct continues to leverage our healthy balance sheet to invest in our restaurant solutions business, positioning us to take advantage of what is believed to be a very meaningful market opportunity, while simultaneously returning capital to shareholders through our increased quarterly dividend of $0.09 per share. While our marketing and sales investment initiatives will result in higher expenses in the second half of 2017, we expect these investments will generate solid returns as we anticipate benefiting from increased sales and further margin improvement going forward."

Summary of 2017 Second Quarter Operating Results
TransAct generated 2017 second quarter net sales of $13.6 million compared with 2016 second quarter net sales of $14.8 million.  Restaurant solutions net sales declined to $1.0 million for the 2017 second quarter from $1.7 million for the 2016 second quarter, driven almost entirely by lower sales to the Company's distributor related to the Company's focus on a direct sales model and on the new AccuDate XL terminal. POS automation and banking net sales declined $1.2 million year over year to $2.0 million in the 2017 second quarter reflecting lower sales of the Company's Ithaca 9000 printer to McDonald's versus a record quarter in the prior year period.  Casino and gaming net sales in the 2017 second quarter were $4.0 million compared to $5.2 million in the prior year period, as a 26% increase in domestic casino sales was more than offset by a decline in sales to international customers.  Lottery printer net sales in the 2017 second quarter were $2.8 million compared with $2.2 million in the 2016 second quarter.  Printrex net sales were $282 thousand in the 2017 second quarter compared to $176 thousand in the 2016 second quarter, while the Company's TransAct Services Group generated net sales of $3.5 million in the 2017 second quarter compared to $2.4 million in the 2016 second quarter.

Gross margin of 47.3% in the 2017 second quarter compared to gross margin of 40.4% in the 2016 second quarter, reflecting a more favorable sales mix including a significant increase in higher-margin lottery printer spare parts sales.  Higher gross margins in the 2017 second quarter more than offset the 8% decline in net sales, resulting in a 7% increase in gross profit to $6.4 million.

Total operating expenses for the 2017 second quarter were $5.1 million compared to $4.9 million in the 2016 second quarter.  The increase in operating expenses reflects the Company's ongoing efforts to build out a dedicated internal sales force and initiate a direct marketing program for the restaurant solutions market.

TransAct generated operating income of $1.3 million for the 2017 second quarter compared to $1.1 million for the 2016 second quarter.  Net income in the 2017 second quarter was $867 thousand, or $0.12 per diluted share, compared to net income of $753 thousand, or $0.10 per diluted share, in the prior year period.

2017 Second Quarter Conference Call and Webcast
TransAct is hosting a conference call and webcast today, August 3, 2017, beginning at 4:30 p.m. ET.  Both the call and the webcast are open to the general public.  The conference call number is 678-825-8259 and the conference ID number is 54675270 (domestic or international).  Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at www.transact-tech.com (select "Investor Relations" followed by "Events & Presentations").  Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location.

Non-GAAP Financial Measures
TransAct is providing certain non-GAAP financial measures because the Company believes that these amounts are helpful to investors and others in assessing the ongoing nature of what the Company's management views as TransAct's core operations.  The Company believes that the non-GAAP financial measures of EBITDA and adjusted EBITDA provide relevant and useful information, which is widely used by analysts, investors and competitors in the Company's markets, as well as by the Company's management in assessing the Company's performance.  The Company uses the non-GAAP financial measures internally to focus management on the results of the Company's core business. The presentation of this additional non-GAAP information is not considered superior to or a substitute for, and should be read in conjunction with, the financial information prepared in accordance with GAAP.

EBITDA is defined as net income before net interest expense, income taxes, depreciation and amortization.  A reconciliation of EBITDA to net income, the most comparable GAAP financial measure, can be found attached to this release.

Adjusted EBITDA is defined as net income before net interest expense, income taxes, depreciation, and amortization and is adjusted for share-based compensation.  The Company adjusts EBITDA for share-based compensation because the Company considers share-based compensation to be a non-cash expense similar to depreciation and amortization.  A reconciliation of adjusted EBITDA to net income, the most comparable GAAP financial measure, can be found attached to this release.

EBITDA and adjusted EBITDA provide the Company with an understanding of one aspect of earnings before the impact of investing and financing charges and income taxes.  EBITDA and adjusted EBITDA may be useful to an investor in evaluating the Company's operating performance because these measures are: (i) widely used by investors to measure a company's operating performance without regard to non-recurring items excluded from the calculation of such measure; (ii) financial measurements that are used by lenders and other parties to evaluate creditworthiness; and (iii) used by the Company's management for various purposes including strategic planning and forecasting, assessing financial performance, and paying incentive compensation.

About TransAct Technologies Incorporated
TransAct Technologies Incorporated is a global leader in developing software-driven technology and printing solutions for high-growth markets including restaurant solutions, POS automation, casino and gaming, lottery, mobile and oil and gas. The Company's solutions are designed from the ground up based on customer requirements and are sold under the AccuDate™, EPICENTRAL®, Epic®, Ithaca®, RESPONDER and Printrex® brands. TransAct has over 3.0 million printers and terminals installed around the world and is committed to providing world-class service, spare parts and accessories to support its installed product base. Through the TransAct Services Group, the Company also provides customers with a complete range of supplies and consumable items both online at http://www.transactsupplies.com and through its direct sales team. TransAct is headquartered in Hamden, CT. For more information, please visit http://www.transact-tech.com or call (203) 859-6800.

Forward-Looking Statements
Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as "may", "will", "expect", "intend", "estimate", "anticipate", "believe" or "continue" or the negative thereof or other similar words.  All forward-looking statements involve risks and uncertainties, including, but not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; our competitors introducing new products into the marketplace; our ability to successfully develop new products; our dependence on significant customers; our dependence on significant vendors; dependence on contract manufacturers for the assembly of a large portion of our products in Asia; our ability to protect intellectual property; our ability to recruit and retain quality employees as the Company grows; our dependence on third parties for sales outside the United States, including Australia, New Zealand, Europe, Latin America and Asia; the economic and political conditions in the United States, Australia, New Zealand, Europe, Latin America and Asia; marketplace acceptance of new products; risks associated with foreign operations; the availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company's products in the United States or abroad; risks associated with potential future acquisitions; our new line of food safety and oil and gas products driving increased adoption by customers; and other risk factors detailed from time to time in TransAct's reports filed with the Securities and Exchange Commission.  Actual results may differ materially from those discussed in, or implied by, the forward-looking statements.  The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

# # #

Investor Contact:
Steve DeMartino President and Chief Financial Officer TransAct Technologies Incorporated 203-859-6810	Richard Land, Joseph Jaffoni, Jim Leahy JCIR 212-835-8500 or tact@jcir.com

- Financial tables follow -

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
(In thousands, except per share amounts)	June 30,		June 30,
	2017	2016	2017	2016
Net sales	$13,596	$14,801	$27,593	$29,158
Cost of sales	7,166	8,818	15,070	17,290
Gross profit	6,430	5,983	12,523	11,868

Operating expenses:
Engineering, design and product development	1,020	1,089	2,013	2,325
Selling and marketing	2,034	1,859	3,706	3,652
General and administrative	2,070	1,935	4,082	3,852
	5,124	4,883	9,801	9,829
Operating income	1,306	1,100	2,722	2,039

Interest and other income (expense):
Interest, net	(8)	(7)	(16)	(11)
Other, net	(2)	15	(8)	16
	(10)	8	(24)	5

Income before income taxes	1,296	1,108	2,698	2,044
Income tax provision	429	355	888	666
Net income	$867	$753	$1,810	$1,378

Net income per common share:
Basic	$0.12	$0.10	$0.24	$0.18
Diluted	$0.12	$0.10	$0.24	$0.18

Shares used in per share calculation:
Basic	7,408	7,689	7,402	7,761
Diluted	7,514	7,743	7,469	7,813

SUPPLEMENTAL INFORMATION – SALES BY SALES UNIT:
	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
Restaurant solutions	$1,021	$1,715	$1,548	$2,537
POS automation and banking	2,048	3,203	4,506	5,518
Casino and gaming	3,985	5,154	9,102	10,592
Lottery	2,787	2,150	5,768	5,085
Printrex	282	176	460	331
TransAct Services Group	3,473	2,403	6,209	5,095
Total net sales	$13,596	$14,801	27,593	$29,158

TRANSACT TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
	June 30,	December 31,
(In thousands)	2017	2016
Assets:
Current assets:
Cash and cash equivalents	$4,877	$2,503
Accounts receivable, net	7,404	10,585
Inventories, net	9,521	9,707
Other current assets	884	372
Total current assets	22,686	23,167

Fixed assets, net	2,262	2,241
Goodwill	2,621	2,621
Deferred tax assets	3,484	3,432
Intangible assets, net	386	545
Other assets	35	36
	8,788	8,875
Total assets	$31,474	$32,042

Liabilities and Shareholders' Equity:
Current liabilities:
Accounts payable	$3,421	$4,894
Accrued liabilities	2,380	2,394
Income taxes payable	-	19
Deferred revenue	215	117
Total current liabilities	6,016	7,424

Deferred revenue, net of current portion	74	67
Deferred rent, net of current portion	190	178
Other liabilities	254	264
	518	509
Total liabilities	6,534	7,933

Shareholders' equity:
Common stock	112	112
Additional paid-in capital	29,996	29,701
Retained earnings	24,686	24,157
Accumulated other comprehensive loss, net of tax	(102)	(109)
Treasury stock, at cost	(29,752)	(29,752)
Total shareholders' equity	24,940	24,109
Total liabilities and shareholders' equity	$31,474	$32,042

TRANSACT TECHNOLOGIES INCORPORATED
RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended		Six Months Ended
(In thousands)	June 30,		June 30,
	2017	2016	2017	2016
Net income	$867	$753	$1,810	$1,378

Interest expense, net	8	7	16	11
Income tax provision	429	355	888	666
Depreciation and amortization	289	318	602	643

EBITDA	1,593	1,433	3,316	2,698

Share-based compensation expense	150	161	296	305

Adjusted EBITDA	$1,743	$1,594	3,612	$3,003